EXHIBIT 99





SEA CONTAINERS LTD. NAMES IAN C DURANT, CHIEF FINANCIAL OFFICER, AS INTERIM CHIEF EXECUTIVE. JAMES B SHERWOOD REMAINS AS CHAIRMAN.

Hamilton, Bermuda, December 1, 2005. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), marine container lessor, railways and ferries operator, today announced that its President and Chief Executive Officer, James B Sherwood, has asked to be relieved of his Chief Executive duties on an interim basis for health reasons. He will remain as Chairman of the Board.

Mr Sherwood recently underwent successful surgery and has now returned to the office on a part time basis. He and the rest of the board feel that implementation of the company restructuring program which was announced on November 3, 2005 plus supervision of day to day operations should not be delayed pending his full time return to the company. The board met on November 25, 2005 and agreed to Mr Sherwood's request that the Chief Executive role be transferred to Mr Durant, who has been performing this role during Mr Sherwood's hospitalization.

The previously announced search for a new Chief Executive is now well advanced and it is hoped that an appointment will be made early in the new year.

Mr Durant said "I am happy to assume this new responsibility on an interim basis and can assure investors that the restructuring program is being pursued with full speed".